Exhibit 10.23

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Consulting Agreement”) dated as of January 24, 2007, is hereby made by and between Danaher Corporation, a Delaware corporation (the “Company”), and Patrick W. Allender (“Executive”).

WHEREAS, the Executive has given the Company notice that he will retire from his position with the Company effective as of February 28, 2007 (the “Effective Date”); and

WHEREAS, as a result of his employment the Executive has a substantial amount of knowledge regarding the business of the Company that may be useful to the Company and the Company desires to secure the Executive’s agreement, inter alia, to provide the Company with consulting services from time to time.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1. Consulting Period. The term of this Consulting Agreement will commence on April 1, 2007 and continue until terminated by the Company or Executive (the “Consulting Period”) pursuant to Section 8.

2. Duties. During the Consulting Period, Executive agrees to make himself available, as and when requested by the Company, to assist the Company, its affiliates and its subsidiaries (the “Affiliated Group”) in the development of business strategies and provide such other assistance as is requested by the Company (the “Consulting Services”).

3. Compensation. During the Consulting Period, Executive shall receive a monthly retainer in an amount equal to $20,000, which shall be paid to him on or about the 1st day of each calendar month.

4. Expenses. The Company will reimburse Executive for those reasonable and customary direct costs and expenses that are incurred by Executive in performing services under this Consulting Agreement, including reasonable and customary travel, food and lodging. The Company will also provide to the Executive reasonable resources necessary for performing the requested Consulting Services.

5. Release. In consideration of the consulting arrangement set forth above, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against the Released Parties, as a result of any wrongful act or omission by any of the Releasees, either individually or collectively, prior to the date of this Agreement; provided, however, that nothing in this agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); and provided further that for the avoidance of doubt this release is not intended to release any rights Executive may otherwise have under the Company’s equity compensation, retirement or benefit plans.

6. Confidentiality. Executive agrees with the Company that he will not at any time during or after the Consulting Period, except in performing the Consulting Services, directly or indirectly, use, disclose, or publish, or knowingly or negligently permit others not so authorized to use, disclose, or publish, any Confidential Information that Executive may learn or become aware of in connection with or as a result of the Consulting Services. “Confidential Information” includes, without limitation, any matters protected under the Uniform Trade Secrets Act; any information with respect to the business of the Company or of any of its affiliates that neither the Company nor any of its affiliates has previously disclosed to the public; and confidential and proprietary information and trade secrets that third parties entrust to the Company or any of its affiliates in confidence. Executive confirms that all assets and properties of the Company and its affiliates, including without limitation Confidential Information, is and must remain the exclusive property of the Company or the relevant affiliate thereof. All such assets and property, including without limitation all office equipment (including computers) Executive receives from the Company or any affiliate thereof in the course of the Consulting Services and all business records, business papers, and business documents Executive keeps or creates, whether on digital media or otherwise, in the course of the Consulting Services relating to the Company or any affiliate thereof, must be and remain the assets and property of the Company or the relevant affiliate. Upon the termination of the Consulting Services or upon the Company’s request at any time, Executive must promptly deliver to the Company or to the relevant affiliate all such assets and property. Executive agrees that he will not retain any such assets or property, including without limitation copies, excerpts, summaries, or compilations of the foregoing information, records and documents.

7. Independent Contractor. Executive and the Company understand and acknowledge that Executive’s relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a partnership, joint venture or employment relationship between Executive on the one hand and the Company on the other hand. Executive further acknowledges that neither he nor any individual employed by him or acting on his behalf will be treated or regarded as a Company employee under the laws or regulations of any government or governmental agency. Executive will be the sole judge of the means, manner and method by which he will perform the Consulting Services, the times at which the Consulting Services will be performed (within the deadlines and other parameters reasonably established by the Company) and the sequence of performance of the Consulting Services. The Company does not have the authority to supervise or control the actual work of Executive. It is further agreed that the Company: (i) will have no obligation to provide Executive with any business registrations or licenses required to perform the Consulting Services; (ii) does not pay Executive a salary or hourly rate; (iii) does not provide tools to Executive; (iv) does not dictate the time of performance of the Consulting Services by Executive; and (v) will not combine business operations with Executive, but instead will keep the operations of Executive and the Company separate. Executive acknowledges that he is solely responsible for the payment of all Federal, state, local and other taxes that may result with respect to the payment of the consulting fees (including any taxes and penalties arising under Section 409A of the Internal Revenue Code of 1986) and the Company shall not be in any way liable for any such taxes or penalties. The Executive also acknowledges that the retention of the Executive to perform the Consulting Services will not be considered an “immediate rehiring” of the Executive as an independent contractor under the Company’s 1998 Stock Option Plan, as amended.

8. Termination. The Company or the Executive may terminate this Consulting Agreement, at any time (1) for any or no reason, upon thirty (30) days notice to the other party hereto, or (2) immediately upon a material breach of the Agreement by the other party which breach has not been remedied by the other party within 10 days following such other party’s receipt of notice of the breach.

9. Successors. This Consulting Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. This Consulting Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10. Miscellaneous.

(a) This Consulting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Consulting Agreement are not part of the provisions hereof and shall have no force or effect. This Consulting Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Patrick W. Allender
2733 Marie Antoinette Street
Henderson, Nevada 89052

If to the Company:	Danaher Corporation
2099 Pennsylvania Avenue, NW
12th Floor
Washington, D.C. 20006
Attn: Senior Vice President — General Counsel

or to such other address as any of the parties shall have furnished to the others in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

(d) The parties to this Consulting Agreement acknowledge that such agreement is the result of good faith negotiations between the parties through their respective counsel. Any statute or rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or enforcement of this Consulting Agreement.

(e) The invalidity or unenforceability of any provision of this Consulting Agreement shall not affect the validity or enforceability of any other provision of this Consulting Agreement. Any determination by a court of competent jurisdiction that any of provision of this Consulting Agreement is wholly or partially unenforceable in any jurisdiction shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

(f) Executive hereby agrees to report any amounts paid or benefits provided under this Consulting Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which the Company reports any such amounts and benefits and that Executive shall cooperate with the Company in good faith in connection with any valuation of the restrictions and obligations of this Consulting Agreement.

(g) As of the Effective Date, this Consulting Agreement shall supersede any other agreement, written or oral, pertaining to the subject matter of this Consulting Agreement.

(h) The parties hereto, and each of them, further represent and declare that they have carefully read this Consulting Agreement and know the contents thereof and that they sign the same freely and voluntarily.

(i) This Consulting Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

(j) The parties hereto acknowledge that the Retirement Agreement dated as of November 15, 2004 by and between the Company and the Executive remains in full force and effect.

IN WITNESS WHEREOF, and intending to be legally bound by this Consulting Agreement, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	EVP, CFO

Date:	1/24/07

/s/ Patrick W. Allender
Name:	Patrick W. Allender

Date:	1/24/07

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